Exhibit 19.1
Regulus Therapeutics Inc.

Insider Trading and Window Period Policy

I. Introduction

The purpose of this policy is to clarify the circumstances under which trading in the stock of Regulus Therapeutics Inc. (the “Company”), or another publicly-traded company with which the Company has business dealings (each, a “Third Party”), by the Company’s directors, officers, other employees and consultants (or by their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s or applicable Third Party’s securities are directed by, or subject to, the influence or control of a director, officer, other employee or consultant of the Company) may result in civil liability and criminal penalties and/or disciplinary action by the Company.

During the course of your employment or service with the Company, you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (“Inside Information”), about the Company or a Third Party. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock, or to disclose such information to a third party who does so (known as a “Tippee”).

II. Insider Trading Policy

Securities Transactions

It is illegal for anyone to use Inside Information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. Use of Inside Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a Tippee, or even a Tippee of a Tippee. Furthermore it is important that the appearance as well as the act of insider trading in stock be avoided.

Generally transactions directly with the Company, i.e., option exercises or purchases under the Company’s 2012 Employee Stock Purchase Plan (together with any other Employee Stock Purchase Plan adopted by the Company, the “ESPP”) are permitted. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions. In addition, purchases or sales pursuant to a written plan (a “Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be made without restriction provided that such Plan was adopted in accordance with Company policies.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a public company is Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Additionally, you may not discuss material, nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom the Company is doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in “chat rooms,” social media communications, or other electronic discussion groups on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously. You may never recommend to another person that he or she buy or sell the Company’s stock.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

(a)    regulatory developments;
(b)    clinical developments;
(c)    financial results or forecasts;
(d)    major new products or processes;
(e)    establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
(f)    communications with government agencies;
(g)    strategic plans;
(h)    potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;
(i)    significant write-offs;
(j)    potential acquisitions of additional product candidates or technology;
(k)    notice of issuance of patents or the acquisition of other material intellectual property rights;
(l)    significant changes or developments in the microRNA or RNA technology industry or technological innovations;
(m)    new major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
(n)    significant changes or developments in supplies;
(o)    significant pricing changes;

(p)    events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);
(q)    significant changes in control or senior management;
(r)    significant changes in compensation policy;
(s)    bankruptcies or receiverships;
(t)    actual or threatened major litigation, or a major development in or the resolution of such litigation; and
(u) change in auditors or a notification that the Company can no longer rely on an auditor’s report.

Prohibition of Speculative Trading

No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

Penalties

Anyone who effects transactions in the Company’s or a Third Party’s stock (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, including imprisonment, as well as disciplinary action by the Company, up to and including termination for cause.

III. Window Period Policy: Stock Trading by Officers, Directors and Certain Other Employees

A.Covered Insiders. Because the officers, directors and certain other employees of the Company are the most visible to the public and are most likely, in the view of the public, to possess Inside Information about the Company, they are required to do more than refrain from insider trading. The Company requires its directors, officers and certain other employees to limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results, receive approval from a designated pre-clearance individual prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. The covered insiders subject to these “window period” restrictions consist of all directors of the Company, all executive officers of the Company (and all Strategic Committee members to the extent any of such members are not “executive officers”), all employees in the Company’s Investor Relations department and all employees in the Company’s financial reporting department. Other employees of the Company, because of their access to sensitive information, may also be subject to these restrictions from time to time as determined by the Company’s Chief Executive Officer, General Counsel, principal financial officer or Board of Directors. Generally, any entities or family members whose trading activities are controlled or influenced by a covered insider should be considered to be subject to the same restrictions.

B.Window Period. Generally, except as otherwise set forth in this policy, covered insiders designated pursuant to paragraph A above may buy, sell or distribute securities of the Company only during a “window period” commencing on the third calendar day after general public release of the Company’s annual or quarterly financial results through two calendar weeks before the general public release of the Company’s annual or quarterly financial results. This “window” may be closed early or may not open if, in the judgment of the Company’s General Counsel (or if no individual is serving as the Company’s General Counsel, in the judgment of the Company’s principal financial officer), there exists undisclosed information that would make trades by officers, directors, and such other designated employees of the Company inappropriate. A covered insider who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s General Counsel (or if no individual is serving as the Company’s General Counsel, the Company’s principal financial officer). Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

1.    Exceptions to Window Period.

a.    ESPP/Option Exercises; Pro-Rata Distributions. Officers and other employees of the Company who are eligible to do so may purchase stock under the ESPP on designated dates in accordance with the terms of the ESPP without being subject to the restrictions set forth under paragraph B above. Directors, officers and other employees similarly may exercise options granted under the Company’s equity incentive plans without being subject to the restrictions set forth under paragraph B above. However, the subsequent sale of the stock acquired upon the exercise of such options or pursuant to the ESPP is subject to all provisions of this policy. In addition, any pro-rata distribution by a stockholder that is an entity, that is not a change in beneficial ownership, is not subject to this policy.

b.    10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to and in compliance with a Plan may be made without being subject to the restrictions set forth under paragraph A above, provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company prior to establishment, and (iii) the Plan allows for the cancellation of a transaction and/or suspension of such Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeds the number of shares that may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”)), or (b) would create material adverse consequences for the Company. The Company shall be notified promptly of any amendments to a Plan or the termination of a Plan.

C.Pre-Clearance or Advance Notice of Transactions. In addition to the requirements of paragraph B above, covered insiders designated pursuant to paragraph A above may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Company’s General Counsel (or if no individual is serving as the Company’s General Counsel, the Company’s principal financial officer) or his/her designee (each, a “Pre-Clearance Individual”) in advance of the proposed transaction. A Pre-Clearance Individual will then determine whether the transaction may proceed. Any transaction under a Plan that has been pre-cleared will be deemed to be a pre-cleared transaction so long as the transaction is conducted and completed in accordance with the Plan. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of gifts or an intent to exercise an outstanding stock option by persons subject to this paragraph shall also be given to a Pre-Clearance Individual. To the extent possible, advance notice of upcoming transactions effected pursuant to a Plan under paragraph B(1)(b) above shall be given to a Pre-Clearance Individual.

D.Short-Swing Trading/Section 16 Reports. Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file with the Securities and Exchange Commission all appropriate Section 16(a) reports (Forms 3, 4 and 5).

IV. Duration of Policy’s Applicability

This policy will continue to apply to your transactions in the Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of material nonpublic information when your employment or service terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.

A director, officer, other employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s General Counsel.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this policy should report the violation immediately to the Company’s General Counsel or through the procedures for anonymous reporting outlined in the Company’s Code of Business Conduct and Ethics. The Company and any subsidiary it may establish will comply with all requests from the Securities and Exchange Commission, The Nasdaq Stock Market and other agencies for information related to insider trading investigations.

Regulus Therapeutics Inc.

Insider trading and Window Period Policy

CERTIFICATION

To Regulus Therapeutics Inc.

I, ________________________, have received and read a copy of the Regulus Therapeutics Inc. Insider Trading and Window Period Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Regulus Therapeutics Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Regulus Therapeutics Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

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(Signature)

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(Name)

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(Date)